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                                                                       EXHIBIT 1

                                                               November 10, 1999

Mr. William J. Yung
President
Casuarina Cayman Holdings Ltd.
c/o Columbia Sussex Corporation
207 Grandview Drive
Ft. Mitchell, KY  41017-2799


Dear Bill:

The purpose of this letter is to confirm the engagement of Greenhill & Co., LLC ("Greenhill") to act as exclusive financial advisor to Casuarina Cayman Holdings Ltd. (together with any affiliates and subsidiaries, the "Company") in connection with the evaluation of all of the Company's strategic alternatives in respect of its investment in Lodgian, Inc. ("Lodgian") which may include, without limitation, consummation of a Transaction. For purposes of this letter agreement, a "Transaction" shall mean, whether in one or a series of transactions, the acquisition or purchase by the Company and its partners, directly or indirectly, of all or a significant portion of Lodgian, whether by way of negotiated purchase, minority or majority investment, merger, partnership, joint venture or otherwise. The Company hereby appoints Greenhill with the exclusive right to advise on its strategic alternatives, including the possibility of a Transaction involving Lodgian, including the arranging of the Company's partners and lenders in any such Transaction that may arise.

1.       In connection with its engagement hereunder, Greenhill shall:

         a. review the business and operations of Lodgian and its historical and projected financial results;

         b. identify and contact potential partners for the Company in a Transaction;

         c. prepare and negotiate (and, if authorized, execute on behalf of the Company) any confidentiality agreements to be entered into by potential partners and other third parties in connection with a Transaction;

         d. assist the Company in negotiations with potential partners and/or Lodgian related to a Transaction and evaluate and recommend alternatives with respect to a Transaction;

         e. assist the Company in the structuring, negotiating and closing phases of the Transaction; and
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         f. provide such other financial advisory and investment banking services as are customary for similar transactions and as may be mutually agreed upon by the Company and Greenhill.

         We are convinced that our numerous relationships with both financial and strategic investors in the real estate industry as well as our extensive experience in structuring and executing large corporate M&A assignments will be of significant benefit to the Company in the Transaction.

2. As compensation for Greenhill's services hereunder, the Company hereby agrees to pay Greenhill the following fees:

         a. Retainer Fee

            A retainer fee of $250,000 (the "Retainer Fee"), payable in five installments, with $50,000 to be paid at the time of the signing of this Agreement and $50,000 to be paid in four monthly installments beginning 30 days after signing as long as this Agreement remains in effect. The Retainer Fee will be fully credited against the payment of any Transaction Fee.

         b. Transaction Fee

            A transaction fee (the "Transaction Fee") equal to 60 basis points (0.6%) of the Transaction Value. The Transaction Fee is payable in cash promptly upon the consummation of a Transaction. Greenhill will be paid the full amount of the Transaction Fee if, during the term of this agreement or within 12 months thereafter, a Transaction is consummated or a definitive agreement is entered into that subsequently results in a Transaction.

            For the purpose of calculating a Transaction Fee, "Transaction
            Value" shall equal the total gross proceeds and other consideration paid or to be paid in connection with a Transaction (which consideration shall be deemed to include amounts in escrow, payments made in installments, and contingent payments), including, without limitation: (i) cash; (ii) notes, securities and other property;
            (iii) liabilities, including all debt, pension liabilities and guarantees, assumed or newly incurred in connection with the Transaction; (iv) payments made in installments; (v) amounts paid or payable under agreements not to compete or similar agreements; and
            (vi) contingent payments (whether or not related to future earnings or operations). For purposes of computing any fees payable to Greenhill hereunder, non-cash consideration shall be valued as follows: (x) publicly traded securities shall be valued at the average of their closing prices (as reported in The Wall Street Journal) for five trading days prior to the closing of the Transaction and (y) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Company and Greenhill.
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3.       In addition to any fees that may be payable to Greenhill hereunder (and regardless of whether a Transaction occurs), the Company hereby agrees from time to time upon request to reimburse Greenhill promptly for travel and other reasonable out-of-pocket expenses incurred by Greenhill in performing its services hereunder, including the reasonable fees and expenses of its legal counsel.

4. The term of Greenhill's engagement as financial advisor and exclusive agent to the Company for evaluating strategic alternatives involving Lodgian shall commence on the date hereof and continue until the earlier of (i) the consummation of a Transaction and (ii) twelve months after the date hereof, unless extended by mutual written consent or earlier terminated by either party upon prior written notice; provided, however, that no such termination shall affect the indemnification, contribution and confidentiality obligations of the Company, the right of Greenhill to receive any fees payable hereunder or fees that have accrued prior to such termination or the right of Greenhill to receive reimbursement for its out-of-pocket expenses as described above.

5. The Company hereby agrees to indemnify Greenhill and related persons in accordance with the indemnification letter attached hereto as Schedule A, the provisions of which are incorporated herein by reference in their entirety.

6. The Company recognizes and confirms that Greenhill in acting pursuant to this engagement will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of Lodgian or the Company, and that Greenhill does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Company hereby warrants that any information relating to the Company that is furnished to Greenhill by or on behalf of the Company will be fair, accurate and complete and will not contain any material omissions or misstatements of fact. The Company agrees that any information or advice rendered by Greenhill or its representatives in connection with this engagement is for the confidential use of the Company only in its evaluation of its strategic alternatives, which may include a Transaction, and, except as otherwise required by law, the Company will not, and will not permit any third party to, disclose or otherwise refer to such advice or information in any manner without Greenhill's written consent.

7. Following the closing of a Transaction, Greenhill may, at its own expense, place announcements or advertisements in financial newspapers and journals describing its services hereunder.

8. This agreement (a) shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, (b) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, (c) may not be
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         amended or modified except in a writing executed by the Company and
         Greenhill and (d) shall be binding upon and inure to the benefit of the Company, Greenhill, the other Indemnified Parties (as defined in Schedule A) and their respective successors and assigns. The Company and Greenhill agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed Transaction or the engagement of or performance by Greenhill hereunder. The Company acknowledges that Greenhill in connection with its engagement hereunder is acting as an independent contractor with duties owing solely to the Company and that nothing in this agreement is intended to confer upon any other person any rights or remedies hereunder or by reason hereof.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement. Please confirm that the foregoing is in accordance with your understanding of our Agreement by signing both enclosed copies and returning to us a fully executed copy of this Agreement. My colleagues and I look forward to working with you on this important assignment.

                                            Very best regards,

                                            GREENHILL & CO., LLC


                                            By: /s/ Peter C. Krause
                                                -------------------
                                                Peter C. Krause
                                                Managing Director

Accepted and agreed to as of the date set forth above:

CASUARINA CAYMAN HOLDINGS LTD.


By: /s/ William J. Yung
    -------------------
    Name:  William J. Yung
    Title: President
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                                   SCHEDULE A

                                 INDEMNIFICATION


Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that Greenhill's role is advisory, the Company agrees to indemnify and hold harmless Greenhill, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the "Indemnified Parties"), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, proposal or any other matter (collectively, the "Matters") contemplated by the engagement of Greenhill hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Greenhill hereunder, or any action or proceeding arising therefrom (collectively, "Proceedings"), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without prior written consent of Greenhill, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Greenhill or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Greenhill and each other Indemnified Party hereunder from all liability arising out of such Proceeding.

The Company agrees that if any indemnification or reimbursement sought pursuant to this letter were for any reason not to be available to any Indemnified party or insufficient to hold it harmless as and to the extent contemplated by this letter, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and Greenhill on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Company and/or its stockholders and to Greenhill with respect to Greenhill's engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which Greenhill is engaged to render financial advisory services bears to
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(ii) the fees paid to Greenhill in connection with such engagement. In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by Greenhill pursuant to such engagement (excluding amounts received by Greenhill as reimbursement of expenses).

The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with Greenhill's engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this letter or Greenhill's engagement and (iv) whether or not Greenhill shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.

                                            Very truly yours,

                                            GREENHILL & CO., LLC


                                            By: /s/ Peter C. Krause
                                                -------------------
                                                Peter C. Krause
                                                Managing Director

Accepted and agreed to as of the date set forth above:

CASUARINA CAYMAN HOLDINGS LTD.


By: /s/ William J. Yung
    -------------------
    Name:  William J. Yung
    Title: President